EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synaptics Incorporated:
We consent to the incorporation by reference in this registration statement on Form S-8 of Synaptics Incorporated of our reports dated September 4, 2007, with respect to the consolidated balance sheets of Synaptics Incorporated and subsidiaries as of June 24, 2006 and June 30, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Synaptics Incorporated. Our report dated September 4, 2007 refers to an accounting change as a result of the adoption of SFAS No. 123(R), Share-Based Payment, at the beginning of fiscal 2006.
/s/ KPMG LLP
Mountain View, California
September 17, 2007